Exhibit 99.1

Vestin Group, Inc. Discloses Results of Motion for Reconsideration of
Judgment

    LAS VEGAS--(BUSINESS WIRE)--Aug. 7, 2003--Vestin Group, Inc.
(Nasdaq:VSTN)

    Yesterday United States District Court Judge Mahan denied Vestin Group's motion for reconsideration and ruled that Del Mar Mortgage, Inc., Vestin Mortgage, Inc. and Vestin Group, Inc. are jointly and severally liable in the amount of $5,047,815, plus interest to Desert Land, L.L.C. as well as for attorney fees in the amount of $660,000.
    The decision resulted from the case of Desert Land L.L.C. (Plaintiffs) vs. Owens Financial Group, Inc., Del Mar Mortgage, Inc., Vestin Mortgage, Inc., Vestin Group, Inc., Shustek Investments, Inc. and Michael Shustek (Defendants). The action sought rescission of various contracts entered into between the Plaintiffs and the Defendants, compensatory damages in excess of $10,000,000 and punitive damages, among other remedies.
    The ruling related to a loan brokered by Del Mar Mortgage, Inc. Del Mar Mortgage Inc. has fully indemnified Vestin Group, Inc. for any liabilities related to this litigation. Vestin Group, Inc. believes the judgment is covered by that indemnification.
    Mike Shustek, CEO and Chairman of the Board of Vestin Group, Inc. stated, "We continue to believe that all fees paid by the Plaintiffs were in accordance with the agreements and are permissible under Nevada law. We also believe there is no basis for any judgment against Vestin Mortgage Inc., or Vestin Group, Inc. Accordingly, Vestin Group fully intends to appeal the ruling."
    Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages two funds, Vestin Fund I, LLC, a $100 million mortgage fund and Vestin Fund II, LLC, a $500 million mortgage fund.

    Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

    CONTACT: Ballard Communications
             Steve Stern, 702-836-3000